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                                                                    EXHIBIT 10.9

                      ALLIANCE AND CO-MARKETING AGREEMENT


               This Alliance and Co-Marketing Agreement ("AGREEMENT") is entered into as of April 20, 2000, (the "EFFECTIVE DATE") by and between Corio Inc., a Delaware corporation with offices at 959 Skyway Road, Suite 100, San Carlos, California 94070 ("CORIO"), and the consulting services division of Ernst & Young LLP, as the same may hereafter be constituted as an entity separate from Ernst & Young LLP, with offices at 750 Seventh Avenue, New York, New York 10019 ("EYC").

                                   BACKGROUND

       A. Corio is engaged in the business of sublicensing and hosting proprietary computer software products;

       B. EYC is engaged in the business of providing implementation and consulting solutions and services;

       C. EYC is a division of Ernst & Young LLP ("EY") which is engaged in the business of providing tax, audit and consulting solutions and services;

       D. The parties believe that the joint marketing and sales of the services and solutions of Corio and EYC would benefit such parties; and

       E. The parties wish to enter into this Agreement for the purposes of facilitating the provision of implementation services and solutions involving Corio-licensed and hosted software products to current and future customers of the parties.

       NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

       1. DEFINITIONS.

       The following terms, for all purposes of this Agreement, shall have the meanings set forth below:

             1.1 "ASP HOSTING SERVICES" means the execution and management of, and providing certain levels of support (i.e., help desk) for, software applications on behalf of third party customers over the Internet, via a dedicated telecommunications link, or other similar broadband offering.

             1.2 "CONFIDENTIAL INFORMATION" means information or data in any form or media including, without limitation, computer programs, code, algorithms, names and expertise of employees and consultants, know-how, formulas, processes, ideas, inventions (whether patentable or not), schematics and other technical, business, financial and product development plans, forecasts, strategies and other similar information marked confidential or identified as confidential if disclosed orally.



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             1.3 "CORIO ASP HOSTING SERVICES" has the meaning set forth in
Section 4.1(b).

             1.4 "CORIO HOSTING IMPLEMENTATION SERVICES" means the services provided by Corio to a Customer that properly prepares the Customer and the Customer's requested Products, so the Customer can utilize those Products on a hosted basis.

             1.5 "CORIO METHODOLOGY" means the processes and practices required by Corio to properly implement and utilize the Products on a hosted basis some of which may be proprietary, as set forth in Section 5.4 below.

             1.6 "CORIO FOCUS" means a dedicated group of EYC personnel allocated to: (i) facilitate EYC referrals of Corio Services and coordination between Corio and EYC, (ii) develop marketing and account strategies to increase referrals of Corio Services, and (iii) provide implementation consulting services for Corio Services.

             1.7 "CORIO SERVICES" means (i) Corio ASP Hosting Services (as defined in Section 4.1(b); and (ii) the Corio Technical Support Services (as defined in Section 1.8 below). The hosting and support services that comprise the Corio Services offered to future Customers may be changed or abandoned (subject to ongoing contractual relationships with third parties) or added to by Corio, in its sole discretion upon 30 days' prior written notice to EYC; provided, however, Corio shall not add any services that are set forth on EXHIBIT G without EYC's prior written consent.

             1.8 "CORIO TECHNICAL SUPPORT SERVICES" means the following types of services offered by Corio to its customers: (i) network management and connectivity; (ii) monitoring; (iii) back-up connection; (iv) data center and application management and administration; (v) managing interfaces: file transfers from/to systems; (vi) rolling out Product patches and updates; (vii) performing back-up and recovery; (viii) performance tuning, measurement and reporting; (ix) storage and security and (x) customer support.

             1.9 "CUSTOMER" means a third-party customer of Corio that obtains under sublicense the right to use all or any of the Products and also obtains EYC Services as part of the Value Added Solution, provided such Customer has no right to further distribute or sublicense such Products or EYC Services.

             1.10 "DERIVATIVE WORK(s)" means a revision, modification, translation, abridgment, condensation or expansion of a Product or Product Documentation or any form in which a Product or Product Documentation may be recast, transformed, or adapted, which, if prepared without the consent of Corio or its licensors, would be a copyright infringement.

             1.11 "EYC METHODOLOGY" means the processes and practices required by EYC to properly implement the Value Added Solution some of which may be proprietary, as set forth in Section 5.4 below.

             1.12 "EYC SERVICES" means those products and services listed in EXHIBIT B. EYC Services may be changed, abandoned (subject to ongoing contractual relationships with



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third parties), or added by EYC, in its sole discretion, upon 30 days'
prior written notice to Corio.

             1.13 "HIGH GROWTH MIDDLE MARKET (HGMM )" means potential Customers in the Territory that have less than One Billion Dollars (U.S. $1,000,000,000) of annual net revenues.

             1.14 "MARKS" has the meaning set forth in Section 9.1 below.

             1.15 "PARTY" means Corio or EYC (but not EY); "PARTIES" means Corio and EYC (but not EY).

             1.16 "PREFERRED ASP PARTNER" has the meaning set forth in Section
4.1 below.

             1.17 "PRODUCT DOCUMENTATION" means standard user manuals, reference manuals and/or installation guides, or portions thereof, which a third party software vendor provides with the Products either in hard copy or electronic copy, as updated by that vendor from time to time.

             1.18 "PRODUCTS" means the computer executable version (but not the source code version) of a third party software vendor's proprietary software programs set forth in EXHIBIT A (hereinafter references to Exhibit A shall include collectively all sequentially numbered Exhibits- A (i.e., A-1, A-2, and A-3)) attached hereto and such additional products as may be added to EXHIBIT A pursuant to Section 4.1(b) or otherwise by Corio, in its sole discretion upon 30 days' prior written notice to EYC, but subject to ongoing contractual relationships with third parties; provided, however, at no time may Corio add to EXHIBIT A any of the third party applications set forth on EXHIBIT G.

             1.19 "RULES" means the Corio-EYC Rules of Engagement that describe the framework and procedures by which EYC will provide the Value Added Solution, which is attached hereto as EXHIBIT E, which may be amended from time to time by the parties.

             1.20 "SOLUTION" of a party means the Corio Services, or the EYC Services, as the context requires.

             1.21 "TEMPLATE" means an application software specific model industrialized to accelerate and/or ease the installation of the Products, including without limitation, industry, reference, business and/or configuration models.

             1.22 "TERRITORY" means the geographic areas of North and South America.

             1.23 "VALUE ADDED SOLUTION" means the services and/or products offered by EYC and set forth on EXHIBIT B that, when the Products are implemented therewith, add substantial value to the Products such that the primary reason for a Customer to acquire the Value Added Solution is other than the right to receive a sublicense to use the Products in connection with the Corio Services. Additional Value Added Solutions that meet the foregoing



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requirements may be added to EXHIBIT B upon written agreement of the parties.
The parties agree to refine and modify the scope of the Value Added Solution during the term of this Agreement, including, without limitation, the products, services and support each party shall provide hereunder.

       2. SCOPE. This Agreement serves to formalize the arrangement between the parties with respect to the designation of Corio as EYC's exclusive provider of Corio ASP Hosting Services (as defined in Section 4.1(b)) for HGMM as well as the appointment of EYC as a non-exclusive referral representative of the Solution to current and future customers of EYC. To this end, this Agreement addresses the terms and conditions under which EYC shall be appointed as Corio's referral representative as well as the terms and conditions for the joint marketing and promotion of the Solutions, the provision of the Value Added Solution and terms and conditions for other areas in which the parties may desire to work together. Corio understands and agrees that the arrangement set forth in this Agreement applies only to EYC and does not apply to EY as a whole or to any of the other divisions, subsidiaries or affiliates of EY.

       3. APPOINTMENT AND LICENSES.

             3.1 APPOINTMENT. Subject to the terms and conditions herein, Corio hereby appoints EYC as Corio's non-exclusive (i) referral representative for the Corio Services, and (ii) systems integrator to market, promote and provide the Value Added Solution for the Products, and EYC hereby accepts such appointment. EYC's sole authority will be to solicit orders for the Corio Services and contract with that third party for the provision of EYC Services in accordance with the terms of this Agreement.

             3.2 DOCUMENTATION LICENSE. Subject to the terms and conditions of this Agreement and where permitted by Corio licensors, Corio hereby grants, and EYC hereby accepts, a nonexclusive and nontransferable right and license to integrate the Product Documentation or any portion thereof into the documentation for the Value Added Solution for purposes of facilitating efficient implementation and to distribute copies of such integrated versions prepared by EYC to customers in conjunction with the permitted use of the Products as set forth in this Agreement.

             3.3 LICENSE RESTRICTIONS. EYC agrees not to (and agrees not to knowingly permit or authorize anyone else to): (i) use, copy or distribute the Products provided to it by Corio hereunder (except as expressly permitted herein), (ii) make the Products provided to it by Corio hereunder available to unauthorized third parties, (iii) use the Products provided to it by Corio hereunder for the processing of internal administrative data or customer data,
(iv) rent, electronically distribute or timeshare the Products provided to it by Corio hereunder, (v) market the Products provided to it by Corio hereunder by interactive cable or remote processing services, (vi) create any Derivative Works or otherwise modify or translate the Products or Product Documentation provided to it by Corio hereunder (except for implementation with the Value Added Solution as contemplated by this Section; provided that EYC understands that no source code rights are granted herein; and except as the parties may expressly agree in a separate written agreement entered into between the parties after the Effective Date), or (vii) reverse




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engineer, disassemble or otherwise determine or attempt to determine source code from the Products provided to it by Corio hereunder. For avoidance of doubt, nothing in this Section 3.3 shall be construed to restrict EYC's use or resale of Products obtained from the licensor or other third parties.

             3.4 RESERVATION OF RIGHTS. Subject to its exclusivity obligations set forth in Section 4 below, each of Corio and EYC reserves the right to license, support, install and service its products, including, without limitation, the Products and Value Added Solution (as applicable), in the Territory, either directly to Customers and other third parties or indirectly through other systems integrators, resellers, distributors and other third parties or distribution channels. Further, each party reserves the right to (i) solicit orders directly from and sell directly to any third party, including Customers, and all distributors or other intermediaries, and (ii) appoint other sales representatives on a non-exclusive basis to sell its Solution.

       4.     EXCLUSIVITY.

             4.1 By EYC.

             (a) For two (2) years following the Effective Date of this Agreement (the "EXCLUSIVITY TERM"), EYC shall designate and use Corio as its exclusive provider of Corio ASP Hosting Services for HGMM in the Territory. EYC agrees that EYC is included in this exclusivity restriction such that EYC itself shall not offer Corio ASP Hosting Services to HGMM in the Territory.

             (b) EYC further agrees that, during the Exclusivity Term, EYC shall not enter into any agreement with any third party to provide Corio ASP Hosting Services for HGMM in the Territory or provide referrals to any third party for Corio ASP Hosting Services for HGMM in the Territory, except as otherwise permitted herein. For purposes of this exclusivity provision, "CORIO ASP HOSTING SERVICES" means ASP Hosting Services for the Products listed in EXHIBIT A, Corio Technical Support Services related to such Products as well as those ASP Hosting Services for other third party vendor proprietary software programs ("OTHER PRODUCTS") that Corio intends to offer within six (6) months after receipt by Corio of a request by EYC for ASP Hosting Services for such Other Products; provided, Corio provides EYC with a letter of intent within five (5) business days of receipt of EYC's request stating that it intends to and will be able to provide such ASP Hosting Services for such Other Products within six (6) months. For purposes of clarification, if EYC requests any Other Product, or refers a Customer to Corio and that Customer requires ASP Hosting Services for any Other Product, if, within five (5) days, Corio elects to state its intent to offer the ASP Hosting Services for such Other Product within six (6) months of such notice by EYC, such ASP Hosting Service will be deemed included as a "Corio ASP Hosting Service" and the Other Product will be added to EXHIBIT A-1 as a Product. However, if (i) Corio does not state its intent to offer the ASP Hosting Service for such Other Product within six (6) months in accordance with the immediately preceding sentence or (ii) Corio does state its intent to offer the ASP Hosting Service for such Other Product within six (6) months and does not offer such ASP Hosting Services within the six (6) month period, such ASP Hosting Service will not be deemed "Corio ASP Hosting Services" and EYC may provide or



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enter into any agreement with a third party to provide such ASP Hosting Services for such Other Product for the remaining term of this Agreement. With respect to Other Products for which Corio does not currently offer but, in accordance with this Section 4.1(b), Corio states its intention to offer ASP Hosting Services pursuant to this Section 4.1(b), EYC may respond to market conditions through any means necessary until such time as Corio provides ASP Hosting Services for such Other Product. EYC and Corio may also mutually agree to identify other proprietary software programs and specific services for specific market segments, and territories that Corio is not currently offering and exclude these proprietary software programs and specific services from "Corio ASP Hosting Services" and EYC may respond to market conditions through any means necessary to provide these specific services for specific market segments in specific territories during the remaining term of this Agreement.

             (c) Corio hereby acknowledges and agrees that the third party vendor proprietary software programs listed on EXHIBIT G and any and all related services, including, without limitation, ASP Hosting Services (the "EXCLUDED PRODUCTS AND SERVICES"), shall not, without the prior written consent of EYC, in its sole discretion, be subject to the exclusivity or Preferred ASP Partner provisions of this Agreement and EYC shall have no referral obligations with respect to the Excluded Products and Services.

             (d) Corio acknowledges that as of the Effective Date, EYC has certain agreements in place with third parties for ASP Hosting Services. Corio agrees that EYC shall not be deemed to be in breach of the terms of this Section
4.1 with respect to those agreements listed on EXHIBIT H hereto.

             (e) During the term of this Agreement, following the conclusion of the Exclusivity Term, EYC agrees to designate Corio as its "Preferred ASP Partner" for the remainder of the term of this Agreement. As a "PREFERRED ASP PARTNER," EYC agrees that, so long as Corio has performed at or above the service level agreements with its Customers and provides market-competitive rates to EYC customers, (i) the majority of EYC's leads for Corio ASP Hosting Services that Corio offers in the Territory for HGMM shall be passed through to Corio and (ii) EYC shall refer to Corio as a "Preferred ASP Partner" in all public announcements regarding the relationship established by this Agreement.

             (f) The obligations of EYC under this Section 4 are subject to the other terms and conditions herein, including, without limitation, Section 4.2(b)

       4.2    By Corio.  Corio hereby agrees that, during the Exclusivity Term:

             (a) It shall ensure that any Customer referred to Corio by EYC is referred back to EYC for the provision of the Value Added Solution; and

             (b) If, for any reason, (i) it is unable to meet the requirements of a potential Customer referred to Corio by EYC or (ii) if the potential Customer is unwilling to engage Corio to provide the ASP Hosting Services the potential Customer requires or is unwilling to wait until such services are available from Corio, then Corio shall so notify EYC with respect to that potential Customer within four (4) business days thereof. In either case, EYC



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may either provide the requested ASP Hosting Services to that customer or may refer that particular customer to an alternative provider. The parties agree that these determinations shall be handled on a case by case basis; and

             (c) It shall not enter into an agreement substantially similar to this Agreement with KPMG, Deloitte and Touche, Arthur Andersen, Andersen Consulting or PricewaterhouseCoopers or their respective successors; provided, however, notwithstanding the foregoing, Corio shall be free to utilize such and other consulting partners for implementation and consulting services for potential and existing Corio customers that are not referred to Corio by EYC.

             (d) For twenty-five percent (25%) of the potential customers generated by EYC hereunder that request software applications or combinations of applications during a calendar quarter which do not include an application on EXHIBIT A-1, Corio will either (i) offer that referral to EYT (as defined in Section 6.3(a) below), so that EYT may contract directly with that referral for ASP Hosting Services or (ii) offer EYT the opportunity to act as Corio's subcontractor in providing the ASP Hosting Services to that referral. For purposes of clarification, if a customer requests an application that is not on any of EXHIBIT A, EXHIBIT G or EXHIBIT I, EYC shall provide Corio with the referral in accordance with Section 4.1 above.

             (e) For potential customers that request a combination of EXHIBIT A-3 and EXHIBIT I applications only, EYC may offer all such referrals directly to EYT; however, such referrals from EYC to EYT shall count as EYC referrals to Corio and Corio referrals to EYT solely for the purposes of calculating Corio's obligation to offer EYT twenty-five percent (25%) of the potential customers generated by EYC and referred to Corio in connection with this section. Such referrals shall be referred to EYT as "DIRECT EYT REFERRALS." In the case of such Direct EYT Referrals, EYC shall inform Corio of the referral but not the identity of the customer that is being referred. If Corio reasonably believes that a disproportionate number of Direct EYT Referrals are being provided by EYC to EYT, upon notification by Corio to EYC of such belief, the parties shall confer and, upon inquiry by Corio, EYC shall inform Corio with respect to each such Direct EYT Referral of the efforts, if any, that were made by EYC to present Corio ASP Hosting Services or, if applicable, the reasons why it was inappropriate to present Corio ASP Hosting Services to the customer. With respect to Direct EYT Referrals where EYC did not present Corio ASP Hosting Services to the customer and fails to provide Corio with a bona fide reason why it did not present Corio ASP Hosting Services to that customer, EYC shall, upon Corio's request, provide Corio with the name and address of the customer that is the subject to such EYT Direct Referral and Corio may contact that customer for the purpose of attempting to establish a business relationship, but shall not identify itself as having been referred by EYC.

             (f) With respect to the referral obligations under Section 4.2(d) above: (i) the selection of EYC referrals to offer to EYT shall be made by Corio using bona fide business objectives and shall not be based solely on the amount of revenue to be generated by the potential customer; (ii) Corio's obligation in
Section 4.2(d) above is contingent upon execution of an agreement by EYT and Corio on the applicable terms and conditions; and (iii) referrals to EYT in connection with Section 4.2(d) above may exceed 25%. Corio agrees it shall use good




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faith negotiating such agreement and that such agreement shall not unreasonably deviate from generally accepted industry standards.


             4.3 BINDING EFFECT. The parties expressly agree that the exclusivity provisions contained in this Section 4 shall be binding on any successor or successors to the businesses of EYC or Corio.

             4.4 NO FORCE OR EFFECT. The parties understand and agree that if Corio shall not have completed its initial underwritten offering of securities to the public (a "QUALIFIED IPO") by December 31, 2000, then at any time during the Exclusivity Term, EYC may elect, by written notice to Corio, to terminate the continuing exclusivity and Preferred ASP Partner obligations of EYC pursuant to Section 4.1 above. If EYC elects to terminate such provisions, (i) EYC acknowledges that Corio shall thereupon have the right to repurchase a portion of the shares otherwise issuable under the warrants (or, if the warrants shall not have been exercised, Corio shall have the right to cancel a portion of the warrants), all as provided in the Warrant Rights Agreement and the Investors Rights Agreement between the parties and of even date herewith, and (ii) any such failure by Corio to so close a Qualified IPO shall not be deemed a breach of this Agreement, and (iii) Corio's obligations under Section 4.2(d) shall terminate and (iv) other than the continuing exclusivity and Preferred ASP Partner obligations of EYC pursuant to Section 4.1 hereof, this Agreement will continue in full force and effect.

             4.5 REMEDY. Notwithstanding the foregoing, if a party breaches its obligations under either Section 4.1 or 4.2 above, as applicable, the non-breaching party shall give notice of such breach to the breaching party and if the breaching party has not cured such breach within thirty (30) days of receipt of such notice, in addition to any other remedies available to the non-breaching party hereunder, the exclusivity obligations of the non-breaching party set forth in this Section 4 shall be deemed terminated and, in the event EYC is the non-breaching party, the status of Corio as a Preferred ASP Partner, and the related promotional and referral obligations of EYC, shall be deemed terminated and if Corio is the non-breaching party, Corio shall no longer be obligated to offer the additional discounts on Corio Services to referred customers as set forth on EXHIBIT C, provided that Corio shall be obligated to continue such discounts for Customer agreements then in effect.

             4.6 LEADS. EYC and Corio shall work together to develop the necessary criteria and processes for jointly reviewing and determining if a prospect is a potential customer of the Value Added Solution and/or the Products. During the Exclusivity Term, upon becoming aware of a potential customer of the Products, EYC shall promptly notify Corio so that Corio may begin qualification of the sales opportunity and the parties may jointly scope the Value Added Solution and the Corio Hosting Implementation Services needed by that customer. The parties shall mutually agree upon a lead and sales generation process applicable for qualifying and scoping such customers. During the term of this Agreement following the Exclusivity Term, the parties shall apply such procedures to leads that are referred pursuant to Section 4.1(d).

             4.7 ACCOUNT MANAGEMENT. Account management generally refers to having primary ownership for a customer relationship. Corio and EYC shall work together to determine



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the appropriate "account management" structure for a joint Corio-EYC account.
The structure of account management shall be influenced by the following: 1) the party first identifying the opportunity, 2) the type of ongoing services to be procured by the customer (e.g., ASP hosting, business process outsourcing, services, etc.), and 3) the number of contracts signed by the customer for Corio-EYC services (e.g., a single contract for all services vs. several contracts for different services). The parties understand and agree that neither party intends to exclude the other from having appropriate relationships with joint customers. Therefore, unless otherwise agreed by the parties, (i) when EYC refers a potential customer to Corio, EYC shall be assumed to be the primary "account manager" to that potential customer, such that EYC shall be responsible for the overall management of each potential customer; and (ii) when Corio refers a potential customer to EYC, Corio shall be assumed to be the primary account manager to that potential customer, such that Corio shall be responsible for the overall management of each potential customer. Upon mutual consent of the parties, either party may elect to appoint the other party as the primary account manager. The parties understand and agree that in all cases Corio shall have a direct contractual relationship with the Customer with respect to the Corio Hosting Implementation Services and the Corio Services. In all contacts with any potential customers, both EYC and Corio shall represent each other in a positive manner. EYC and Corio agree that they shall not seek the preferential favor of any potential customer or make any prejudicial comments that would detrimentally effect the other party's relationship with any potential customer.

        5. VALUE ADDED SOLUTION.

             5.1 CORIO FOCUS. EYC agrees to develop a business group dedicated to supporting the Corio ASP Hosting Services and whose purpose is to market and promote Corio Services to EYC customers, facilitate referrals from EYC, coordinate EYC and Corio activities, and provide implementation services offered by EYC as part of the Value Added Solution.

             5.2 SERVICES AND RULES OF ENGAGEMENT. This Section 5.2 sets forth the terms and conditions under which Corio shall engage EYC to perform implementation services, and does not cover any joint development activities that the parties may choose to undertake pursuant to a separate written agreement entered into after the Effective Date. EYC agrees to coordinate with the Corio Hosting Implementation Services team in connection with the provision of the Value Added Solution to any EYC referral that becomes a Customer. Further, EYC agrees to use commercially reasonable efforts to perform or cause to be performed for Corio the EYC Services described in the Rules. The Rules shall, when executed by EYC and Corio, be attached to this Agreement as EXHIBIT E and be subject to the terms and conditions set forth herein. EYC and Corio shall develop appropriate procedures to facilitate timely and appropriate coordination of efforts. Such appropriate procedures shall include, among other things, detailed task level project plans (including appropriate milestones and deliverables) accepted in writing by the parties, project management approach, staffing, escalation policy and procedure, project status tracking and reporting, and acceptance and testing criteria. Corio shall provide such information and assistance as is reasonably required to permit EYC to complete the Value Added Solution in accordance with the Rules.



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             5.3 TEMPLATES. During the term of this Agreement the parties may, independently or jointly, develop Templates to be used in conjunction with the Value Added Solution. At any such time, either Corio or EYC may request the input or assistance of the other such party in developing Templates. Each such party shall own all right, title, and interest in and to the Templates that it creates. Without limiting the generality of the foregoing, each of Corio or EYC shall grant the other party a non-exclusive, non-transferable, perpetual right and license (with no right to sublicense) to freely use the Templates, whether developed independently or jointly, in connection with that party's business. Further, the parties shall attempt to determine in advance which Templates will be jointly developed (the "JOINT TEMPLATES"), provided, however, if, by agreement of the parties, one party contributes a significant amount of assistance or input to a Template primarily created by the other party pursuant to this Agreement, that Template shall be deemed a Joint Template. The Joint Templates shall be jointly owned by the parties, each of whom may exploit such templates without any duty to account to the other. Authorship, inventorship, and other indicia of which such party developed the Templates shall be determined in accordance with United States intellectual property laws in effect at the time of such development. In the event any Joint Template is patentable, the parties shall each pay one half of the expenses of seeking and maintaining patent protection, provided that either such party may elect at its own expense to seek and maintain patent protection if the other party declines to pay its share of the expenses. The parties may each license third parties to use Joint Templates, applications filed thereon, and patents issuing therefore without accounting to the other.

       5.4    METHODOLOGY.

             (a) Methodology. All implementation services provided by EYC to Customers as part of the Value Added Solution shall be in accordance with the Corio Methodology and/or EYC Methodology, as mutually determined by Corio and EYC.

             (b) Modifications to Methodology. During the term of this Agreement, EYC and Corio may work together to modify the Corio Methodology with best practices from the EYC Methodology and the EYC Methodology with the best practices from the Corio Methodology. For purposes of this Section 5.4, the term "Modifications" means all inventions, improvements, works of authorship and other innovations of any kind, including, without limitation, any improvements or modifications to a party's Methodology or Rules, that one party, or personnel working for or at the request of that party, may make, conceive, develop or reduce to practice, alone or jointly with others, in the course of this Agreement, whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection. The parties may jointly "brand" the Modifications to the Corio Methodology with the trademarks of both parties (collectively, the "CORIO MODIFIED METHODOLOGY"). The parties specifically agree that the portion of the Corio Modified Methodology that is confidential or otherwise not generally known in, or used by, the industry, as indicated by Corio, shall not be disclosed to third parties without the mutual consent of both EYC and Corio, which consent shall not be unreasonably withheld or delayed, provided that such authorized third party enters into an agreement that protects the confidentiality of the Corio Modified Methodology. Further, the parties may jointly "brand" the Modifications to the EYC Methodology with the trademarks of both parties (collectively, the "EYC MODIFIED METHODOLOGY"). The parties specifically agree that the portion of the EYC

Modified Methodology that is confidential or otherwise not generally known in, or used by, the industry, as indicated by EYC, shall not be disclosed to third parties without the mutual consent of both EYC and Corio, which consent shall be not be unreasonably withheld or delayed, provided that such authorized third party enters into an agreement that protects the confidentiality of the EYC Modified Methodology. Except as set forth in Section 5.4(c), nothing in this Agreement is intended, nor shall grant EYC ownership interests in and to the Corio Methodology or the Corio Modified Methodology, whether jointly branded or otherwise and EYC shall not use the Corio Methodology for the benefit of third parties. Except as set forth in Section 5.4(c), nothing in this Agreement is intended, nor shall grant Corio ownership interests in and to the EYC Methodology or the EYC Modified Methodology, whether jointly branded or otherwise and Corio shall not use the EYC Methodology for the benefit of third parties.

             (c) Ownership. The terms of this Section 5.4(c) shall apply unless the parties expressly agree otherwise in the Rules that references this Section 5.4(c). EYC agrees that all Modifications as they relate to the Corio Methodology and Corio Modified Methodology shall be the property of Corio (subject to EYC's underlying rights in and to any EYC-Created Modification) and EYC hereby assigns all of its rights in the Corio Methodology and Corio Modified Methodology (except with respect to any EYC Marks or any EYC-Created Modification) and in all related patents, patent applications, copyrights, mask work rights, trademarks, trade secrets, rights of priority and other proprietary rights to Corio. Notwithstanding the foregoing, any Modifications created by EYC prior to or during the term of this Agreement which have applicability beyond the Corio Methodology ("EYC-Created Modifications") shall be owned by EYC. Corio, in its sole discretion, shall have the unrestricted right to license any Modifications to the Corio Methodology (including EYC-Created Modifications), and/or incorporate any Modifications to the Corio Methodology into the Corio Methodology or Corio Modified Methodology, for use by other licensees or customers of Corio. Without limiting the generality of the foregoing, Corio shall grant EYC a non-exclusive, non-transferable right and license (with no right to sublicense) to use the Corio Modified Methodology solely in connection with EYC's provision of the Value Added Solution to Customers. Corio agrees that all Modifications as they relate to the EYC Methodology and EYC Modified Methodology shall be the property of EYC (subject to Corio's underlying rights in and to any Corio-Created Modification) and Corio hereby assigns all of its rights in the EYC Methodology and EYC Modified Methodology (except with respect to any Corio Marks or any Corio-Created Modification) and in all related patents, patent applications, copyrights, mask work rights, trademarks, trade secrets, rights of priority and other proprietary rights to EYC. Notwithstanding the foregoing, any Modifications created by Corio prior to, or during the term of this Agreement which have applicability beyond the EYC Methodology ("Corio-Created Modifications") shall be owned by Corio. EYC, in its sole discretion, shall have the unrestricted right to license any Modifications to the EYC Methodology (including Corio-Created Modifications), and/or incorporate any Modifications to the EYC Methodology into the EYC Methodology or EYC Modified Methodology, for use by other licensees or customers of EYC. Without limiting the generality of the foregoing, EYC shall grant Corio a non-exclusive, non-transferable right and license (with no right to sublicense) to use the EYC Modified Methodology solely in connection with Corio's provision of the Corio ASP Hosting Services to Customers.

             5.5 FURTHER ASSURANCES. Each party shall, and shall cause its employees and agents to sign, execute and acknowledge or cause to be signed, executed and acknowledged without costs, but at the expense of the other party, any and all documents and to perform any such acts as may be reasonably requested by the other party for the purposes of perfecting any of the foregoing assignments and obtaining, enforcing, and defending intellectual property rights related thereto.

       6.     SALES, MARKETING, AND PROMOTIONAL ACTIVITIES.

             6.1 CORIO FOCUS LEADERS. EYC shall appoint a dedicated employee in the Territory where EYC and Corio are marketing and promoting the Value Added Solution to act as the Territory Corio Focus leader ("FOCUS LEADER"). This Focus Leader shall be responsible for managing and overseeing the success of sales, scoping and Customer IMPLEMENTATION. The Focus Leader may appoint dedicated employees in each region of the Territory to act as the regional Focus Leader.

       6.2    JOINT STRATEGIC ACTIVITIES.

             (a) Press Releases. Promptly following the Effective Date, the parties shall issue a mutually agreed joint press release regarding this Agreement and the relationship contemplated herein. Further, each party may use the name of the other party in press releases, product brochures and financial reports indicating the relationships contemplated by this Agreement. Any use beyond the foregoing shall be subject to the prior written approval of the other party. Public relations and press releases regarding the Products shall be the sole and exclusive responsibility of Corio.

             (b) Joint Marketing Plan. The parties shall engage in the joint marketing and promotion activities described in EXHIBIT D, which shall include without limitation, participation by relevant members of all parties during Corio's public presentations during the IPO process at Corio's discretion ("ROAD SHOW"). Each party agrees to provide the other with appropriate sales tools (e.g., slide presentations, marketing collateral, etc.) to better enable each firms sales force to sell the Value Added Solution and Corio Services. Each party agrees to designate a "RELATIONSHIP MANAGER" who shall be responsible for the overall management and support of the alliance described in this Agreement. The Relationship Managers shall be those parties set forth on EXHIBIT D. The Relationship Managers shall meet, either in person or by telephone, at mutually agreeable times and no less than once per quarter, to review and coordinate sales efforts, review customer response, and address other topics related to the successful marketing and distribution of the Solutions.

             (c) Technical Support. The parties shall meet, either in person, or by teleconference, no less than a calendar quarterly basis (or otherwise as reasonably requested by a party) to ensure that each party receives adequate and necessary technical support for its sales, marketing and promotional activities.

             (d) Additional Services. During the term of this Agreement, the parties agree to discuss in good faith the possibility of marketing, selling and implementing other enterprise application solutions to HGMM that may become available in the future, in addition to the initial Value Added Solution.

             (e) Executive Meetings. The parties shall participate in executive review meetings as mutually agreed upon by the parties.

             (f) Facilities. Each party shall provide itself with, and be solely responsible for, (i) such facilities, employees, and business organization, and
(ii) such permits, licenses, and other forms of clearance from governmental or regulatory agencies, if any, as it deems necessary for the conduct of its business operations in accordance with this Agreement.

             (g) Joint Development. From time to time the parties may present to each other possible joint development activities for product solutions to customer requirements, and the parties may enter into a separate agreement for such activities pursuant to such terms and conditions as they shall agree.

        6.3 EYC OBLIGATIONS. During the term of this Agreement, EYC shall:

             (a) introduce Corio to personnel at E&Y Technologies, Inc. ("EYT") so that Corio can attempt to negotiate agreements with EYT that (i) will provide Corio with access to the catalog of software packages and offerings to which EYT has reseller rights, including, but not limited to, the products of Oracle Corporation, JD Edwards, Baan, and I2 and (ii) will detail the subcontracting relationship contemplated under Section 4.2(e) above. The parties understand, however, that any such agreements must be separately negotiated between Corio and EYT and that EYC can offer no assurances that EYT will be interested in entering into such agreements;

             (b) maintain staff and facilities which in the reasonable judgment of Corio are capable of achieving sales goals jointly agreed upon by Corio and EYC, which will be set forth in the Marketing Plan. Every six (6) months after the Effective Date, the sales goals for the preceding six (6) months will be reviewed by the parties and the parties will mutually agree on the sales goals for the following six (6) month period;

             (c) at its own cost and expense, exert commercially reasonable efforts to promote and otherwise create a market for the Value Added Solution for HGMM within the Territory, which may include, without limitation, sales calls, direct mail solicitation, advertising and participation in trade shows and exhibits and the purchase and display of Product demonstration units. All marketing and promotional activities and materials used by EYC with respect to Products and the Value Added Solution, other than those provided by Corio, that bear Corio Marks shall conform to Corio's written Mark guidelines and EYC shall provide samples of any such materials to Corio upon Corio's request, in order to protect Corio's rights in its Marks. EYC shall avoid deceptive, misleading, illegal and unethical practices in connection with marketing and promotion of the Value Added Solution;

             (d) make no representations, guarantees or warranties (i) on behalf of Corio or any of its suppliers or (ii) regarding the performance or functional characteristics of the Products beyond those stated in Corio's then current customer hosting and subscription agreements. EYC shall use commercially reasonable efforts to protect Corio's and its licensors' copyrights, shall notify Corio of any breach of a material obligation under any such agreement, and will cooperate with Corio in any legal action to prevent or stop unauthorized use, reproduction or distribution of the Products;

             (e) use all commercially reasonable efforts to either attain, or train consultants with the skills necessary to meet EYC's obligations, as Corio adds new services to its offering of Corio ASP Hosting Services, and provided EYC does not have consultants skilled or trained to perform the Value Added Solution associated with these new services. If after a reasonable amount of time EYC still does not have the necessary trained consultants, Corio may seek other suppliers for the Value Added Solution services and such action shall not be deemed a breach of Corio's obligations under Section 4.2 above;

             (f) keep and maintain accurate books and records in connection with EYC's activities under this Agreement and as reasonably required for verification of amounts to be paid hereunder;

             (g) comply with all laws, regulations and other legal requirements that apply to this Agreement, including tax and foreign exchange legislation, and laws, rules and regulations relating to the export of technical data, including, without limitation, any regulations of the United States Office of Export Administration and other applicable government agencies. EYC will provide Corio with the assurances and official documents (to the extent that such documents are in EYC's files) that Corio periodically may request to verify EYC's compliance with this subsection;

             (h) notify Corio promptly in writing of (i) any claim or proceeding involving the Products that comes to its attention, and (ii) any material change in control of EYC;

             (i) introduce Corio to EY personnel so that Corio can attempt to negotiate and execute a complementary operating agreement between EY and Corio; provided, however, that EYC can offer no assurances that EY will be interested in entering into such an agreement;

             (j) develop the capabilities to market and sell Corio Services and EYC Services and implement the Value Added Solution effectively with Corio Hosting Implementation Services, including, without limitation, having the EYC Corio Focus Group receive training from Corio, having EYC and EYC personnel attend any training provided by the EYC Corio Focus Group or by Corio, learning how to use the sales tools that Corio provides and having EYC engagement managers attend training to learn the requirements Corio has to host effectively the Corio Services.

        6.4 CORIO OBLIGATIONS. During the term of this Agreement, Corio shall:


             (a) use commercially reasonable efforts to promptly pursue leads generated by EYC for Corio ASP Hosting Services and to provide such Corio ASP Hosting Services to all EYC customers;

             (b) conduct training sessions from time to time at its California location, or at another location with EYC paying for reasonable travel, lodging and meal expenses, for the Products in a manner sufficient for EYC to satisfy its implementation and Solution obligations under this Agreement;

             (c) provide support to EYC as set forth in EXHIBIT F attached hereto. Corio and EYC agree to work together to ensure the quality of the Value Added Solution, if applicable. The foregoing does not constitute a warranty from Corio to EYC or Customers;

             (d) market, sell and manage the Corio Services on a post-implementation basis. These management responsibilities include, without limitation, hardware/software/network provisioning, application support, database administration, hosting, upgrades, training, customer services and other services related to the day to day management and support of the Products;

             (e) keep and maintain accurate books and records in connection with Corio's activities under this Agreement and as reasonably required for verification of amounts to be paid hereunder;

             (f) maintain reasonable staff and facilities capable of providing the Corio Services based on the sales goals jointly agreed upon by Corio and EYC, which will be set forth in the Marketing Plan. Every six (6) months after the Effective Date, the sales goals for the preceding six (6) months will be reviewed by the parties and the parties will mutually agree on the sales goals for the following six (6) month period;

             (g) at its own cost and expense, exert commercially reasonable efforts to promote and otherwise create a market for the Corio Services for HGMM within the Territory, which may include, without limitation, sales calls, direct mail solicitation, advertising and participation in trade shows and exhibits and the purchase and display of Product demonstration units. All marketing and promotional activities and materials used by Corio with respect to Products and the Value Added Solution, other than those provided by EYC, that bear EYC Marks shall conform to EYC's written Mark guidelines and Corio shall provide samples of any such materials to EYC upon EYC request, in order to protect EYC's rights in its Marks. Corio shall avoid deceptive, misleading, illegal and unethical practices in connection with marketing and promotion of Corio Services;

             (h) comply with all laws, regulations and other legal requirements that apply to this Agreement, including tax and foreign exchange legislation, and laws, rules and regulations relating to the export of technical data, including, without limitation, any regulations of the United States Office of Export Administration and other applicable government agencies. Corio will provide EYC with the assurances and official documents that EYC may periodically may request to verify Corio's compliance with this subsection;

             (i) notify EYC promptly in writing of any material change in control of Corio;

             (j) assist EYC to develop the capabilities to market and sell Corio Services and EYC Services and implement the Value Added Solution effectively with Corio Hosting Implementation Services, including training the EYC Corio Focus Group, assisting the EYC Corio Focus Group as they train EYC personnel, providing sales tools, and providing training at market rates to EYC engagement managers so they can learn the requirements Corio has to host effectively the Corio Services; and

             (k) make no representations, guarantees or warranties on behalf of EYC or any of its suppliers. Corio shall use commercially reasonable efforts to protect EYC's and its licensors' copyrights, shall notify EYC of any breach of a material obligation under any such agreement, and will cooperate with EYC in any legal action to prevent or stop unauthorized use, reproduction or distribution of the Value Added Solution.

       7.     COMPENSATION AND INCENTIVES.

             7.1 COMPENSATION. EYC's sole compensation for the performance of its obligations under this Agreement with respect to Corio shall be the provision of a discount to EYC's customers that enter into agreements with Corio for the Corio Services, or some equivalent value, unless otherwise mutually agreed. The discounts for such customers are set forth on EXHIBIT C. These customer discounts shall be provided only as long as EYC or EYC personnel are precluded from receiving direct payments from Corio.

             7.2 INCENTIVES. EYC agrees that it shall, within forty-five (45) days of the Effective Date, establish the internal organization and incentive plans to provide significant incentives to the applicable EYC senior executives to market and promote Corio's Services. The parties agree to mutually agree to such plans and to attach such plans to this Agreement as sequentially numbered attachments to EXHIBIT C when complete (i.e. C-1, C-2, C-3 etc.). EYC agrees that these plans shall include, without limitation, EYC's establishment of incentives for such executives so that the Corio preferred pricing will impact compensation measurements, which in turn directly affects compensation of the relevant executives. If and when such EYC executives are not precluded from receiving direct payments, the incentive compensation plans for such executives shall include the necessary provisions to permit Corio sales to directly affect such compensation. EYC agrees that it shall not provide any such or similar incentive arrangements or referrals for any other third party providing Corio ASP Hosting Services during the term of this Agreement. As used herein, the term "senior executives" means personnel who are currently EY partners or principals.

             7.3 CUSTOMER PAYMENTS. Each party will be solely responsible for entering into the appropriate agreements with a customer for provision of the Corio Services or the Value Added Solution, as applicable and such party shall also be solely responsible for billing and collecting any amounts payable by such customer to either Corio or EYC, as applicable. Further, neither party shall be obligated to share any such revenue received from a customer with respect to its provision of the Solution, with the other party.

       8.     TERM AND TERMINATION

             8.1 TERM. The Agreement will commence in force and effect on the Effective Date and continue for a period of seven (7) years and the exclusivity set forth in Section 4 above shall continue in full force and effect for the Exclusivity Term, unless terminated earlier in accordance with the terms of this
Section 8. The term of this Agreement may be renewed upon the mutual agreement of the parties.

             8.2 TERMINATION.

                  (a) Mutual Consent/Voluntary Termination. This Agreement may be terminated at any time upon mutual consent of the parties, evidenced by a written agreement signed by an authorized officer or representative of EYC and by an officer of Corio.

                  (b) For Cause. If a party defaults in the performance of any material provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within 30 days the Agreement will be terminated. If the non-defaulting party gives such notice and the default is not cured during the 30-day period, then the Agreement shall automatically terminate at the end of that period.

                  (c) Bankruptcy. Any party shall have the right to terminate this Agreement if either of the other parties ceases to do business in the normal course, becomes or is declared insolvent or bankrupt, is the subject of any proceeding relating to its liquidation or insolvency which is not dismissed within ninety (90) calendar days, or makes an assignment for the benefit of its creditors.

             8.3 EFFECT ON RIGHTS. Termination of this Agreement by a party shall not act as a waiver of any breach of this Agreement and shall not act as a release of any party from any liability for breach of such party's obligations under this Agreement. Except where otherwise specified, the rights and remedies granted to a party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the party may possess at law or in equity, including, without limitation, rights or remedies under applicable patent, copyright, trade secrets, or proprietary rights laws, rules or regulations.

             8.4 EFFECT OF TERMINATION. Upon termination or expiration of this Agreement, all licenses set forth and granted in Section 3 above shall terminate. Within thirty (30) calendar days after any termination of this Agreement, EYC shall either deliver to Corio or destroy all copies of the Products and other Corio Confidential Information and any other materials provided by Corio to EYC hereunder in its possession or under its control, and shall furnish to Corio an affidavit signed by an officer of EYC certifying that, to the best of its knowledge, such delivery or destruction has been fully effected. Notwithstanding the foregoing, the obligations of EYC to return Corio Confidential Information shall not be applicable to any Corio Confidential Information that has been incorporated into EYC Modified Methodology. Within thirty (30) calendar days after any termination of this Agreement, Corio shall either deliver to EYC or destroy all copies of the EYC Confidential Information and any other materials provided by EYC to Corio hereunder in its possession or under its control, and shall furnish to EYC an affidavit signed by an officer of Corio certifying that, to the best of its knowledge, such delivery or destruction has been fully effected. Notwithstanding the foregoing, the obligations of Corio to return EYC Confidential Information shall not be applicable to any EYC Confidential Information that has been incorporated into Corio Modified Methodology. Within thirty (30) calendar days of termination of this Agreement, each party shall pay to the other party, as applicable, all sums then due and owing. The covenants contained in this Agreement which, by their terms, require or contemplate performance by the parties after the expiration or termination of this Agreement shall be enforceable notwithstanding said expiration or termination.

             8.5 LIMITATION OF LIABILITY UPON TERMINATION. IT IS FURTHER AGREED AND UNDERSTOOD THAT NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY IN THE EVENT OF TERMINATION, EXPIRATION OR FAILURE TO AGREE UPON AN EXTENSION OF THE TERM OF THIS AGREEMENT, FOR COMPENSATION, REIMBURSEMENT OR DAMAGES ON ACCOUNT OF THE LOSS OF PROSPECTIVE PROFITS, OR ANTICIPATED SALES, OR ON ACCOUNT OF EXPENDITURES, INVESTMENTS, LEASES OR COMMITMENTS IN CONNECTION WITH THE BUSINESS OR GOODWILL OF ANY OTHER PARTY.

             8.6 RETURN OF MATERIALS. All Marks, patents, copyrights, designs, drawings, formulas or other data, photographs, demonstrators, literature, and sales aids of every kind shall remain the property of their respective owner. Within 30 days after the termination of this Agreement, each party shall prepare all such tangible items of the other party in its possession for shipment and shall promptly deliver such material to the other party; provided, however, each party may retain one (1) copy of any such Confidential Information for the sole purpose of evidence of ownership and disclosure or for use in the case of a dispute related to this Agreement. Effective upon the termination of this Agreement, each party shall cease to use all trademarks, marks, and trade names of the other parties.

             8.7 SURVIVAL OF CERTAIN TERMS. The provisions of Sections 1, 3.3, 3.4, 5.3, 5.4(c), 5.5, 6.3(f), 6.4(e), 8.3, 8.4, 8.5, 8.6, 8.7,9.3, 9.4, 10, 12,
13, 14 and 15 will survive the expiration or termination of this Agreement for any reason. All other rights and obligations of the parties will cease upon termination of this Agreement.

       9.     TRADEMARK LICENSES

             9.1 TRADEMARK LICENSE. Each party ("LICENSOR") grants to the other party (each a "LICENSEE") a non-exclusive, non-transferable, royalty-free right to display, the trademarks, trade names, service marks and logos adopted by Licensor from time to time ("MARKS"), solely to perform Licensee's obligations under this Agreement.

             9.2 REVIEW. All representations of a Licensor's Marks that the Licensee intends to use shall be exact copies of those used by Licensor or shall first be submitted to Licensor for approval (which shall not be unreasonably withheld) of design, color, quality, presentation and other details. Once Licensor grants its approval, Licensor shall not unreasonably withdraw its approval, and Licensee will not be obligated to seek further approval for substantially similar uses of the Mark. In addition, Licensee shall fully comply with all reasonable guidelines, if any, communicated by Licensor concerning the use of Licensor's Marks and Licensee will not use the Marks in any manner that is misleading.

             9.3 RESTRICTIONS. Licensee shall not alter or remove any of Licensor's Marks affixed to any material provided by Licensor. Except as set forth in this Section 9, nothing contained in this Agreement shall grant or shall be deemed to grant to Licensee any right, title or interest in or to Licensor's Marks. Each party hereby reserves all intellectual property rights not explicitly granted in this Agreement

             9.4 ASSIGNMENT OF GOODWILL. If Licensee, in the course of performing its services hereunder, acquires any goodwill or reputation in any of the Marks, all such goodwill or reputation will automatically vest in Licensor when and as, on an on-going basis, such acquisition of goodwill or reputation occurs, as well as at the expiration or termination of this Agreement, without any separate payment or other consideration of any kind to Licensee, and Licensee agrees to take all such actions necessary to effect such vesting. Licensee shall not, nor shall assist others to contest the validity of any of the Marks or Licensor's exclusive ownership of them. During the term of this Agreement, Licensee shall not adopt, use, or register, whether as a corporate name, trademark, service mark or other indication of origin, any of the Marks, or any word or mark confusingly similar to them in any jurisdiction.

       10.    WARRANTIES.

             10.1 PRODUCT WARRANTY. With respect to any Customer, any warranty for the Solutions will run directly from the applicable party to such Customer. Corio's licensors make no representations or warranties to EYC and neither Corio nor its licensors makes any warranty to any Customer pursuant to this Agreement.

             10.2 LIMITED WARRANTY. EYC hereby represents and warrants to Corio that the Value Added Solution will be performed in a good and workmanlike manner by EYC employees and, that such services shall materially conform to the Corio hosting requirements set forth in Exhibit E. Corio hereby represents and warrants to EYC that the Corio Services and the Corio Hosting Implementation Services will be performed in a good and workmanlike manner.

             10.3 DISCLAIMER. THE PARTIES AGREE THAT EXCEPT FOR THE EXPRESS WARRANTIES CONTAINED HEREIN, EACH PARTY EXPRESSLY DISCLAIMS ANY OTHER WARRANTY, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, AND THE PARTIES EXPRESSLY DISCLAIM THE IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY,
NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE.

             11. LIMITATION ON LIABILITY. EACH PARTY'S AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT OR THE SALE, LICENSE OR OTHER DISTRIBUTION OF ITS SOLUTION WILL BE LIMITED TO ONE MILLION DOLLARS ($1,000,000). IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY FOR LOST PROFITS, LOSS OF BUSINESS, OR ANY COSTS OF PROCUREMENT OF SUBSTITUTE GOODS. IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR ANY OTHER ENTITY FOR ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, INCIDENTAL, OR INDIRECT DAMAGES, HOWEVER CAUSED ON ANY THEORY OF

LIABILITY. THESE LIMITS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

       12.    CONFIDENTIALITY.

             12.1 OBLIGATION. Each party shall treat as confidential all Confidential Information received from any other party, shall not use such Confidential Information except as expressly permitted under this Agreement, and shall not disclose such Confidential Information to any third party without the other party's prior written consent. Each party shall protect the Confidential Information of the other party using the same degree of care it uses for its own trade secret information, but in no event less than reasonable measures to prevent the disclosure and unauthorized use of Confidential Information of the other parties.

             12.2 EXCEPTIONS. Notwithstanding the above, the restrictions of this Section shall not apply to information that: (a) was independently developed by the receiving party without any use of the Confidential Information of the other party and by employees or other agents of (or independent contractors hired by) the receiving party who have not been exposed to the Confidential Information; (b) becomes known to the receiving party, without restriction, from a third party without breach of an obligation of confidentiality and who had a right to disclose it; (c) was in the public domain at the time it was disclosed or becomes in the public domain through no act or omission of the receiving party; (d) was rightfully known to the receiving party, without restriction, at the time of disclosure, as evidenced by the receiving party's records; or (e) is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body; provided, however, that the receiving party shall provide notice as soon as is reasonably practicable to the disclosing party and shall provide reasonable assistance to the disclosing party to obtain a protective order or otherwise prevent public disclosure of such Confidential Information and such Confidential Information shall only lose its confidentiality protection for purposes of such legal disclosure.

        13. INDEMNIFICATION. Each party shall indemnify, defend and hold the other party, its officers, directors, employees, and licensees harmless from and against any and all liability, damage, loss, or expense, including reasonable attorneys' fees) arising from any third party claim, demand, action or proceeding based upon (i) the provision of the Corio ASP Hosting Services or the Value Added Solution, as applicable, or (ii) the actual or alleged breach of any term of this Agreement or (iii) any false or misleading sales or advertising methods used by such party; or (iv) the actual or alleged infringement of any copyright or trademark right of a third party in connection with the Corio Methodology, or any Corio Modified Methodology, in the case of Corio, or the EYC Methodology or any EYC Modified Methodology, in the case of EYC; provided, however, that any party seeking indemnification under this Section 13 (the "Indemnitee") shall (i) promptly notify the indemnifying party (the "Indemnitor") in writing of the claim, (ii) provide the Indemnitor sole control over the defense and/or settlement of such claim, at Indemnitor's expense and with Indemnitor's choice of counsel, and (iii) at the Indemnitor's request and expense, provide full information and reasonable assistance to Indemnitor with respect to such claim. Indemnitee may join in defense of a claim with counsel of its choice, however, such counsel shall (1) be at the expense of Indemnitee, (2) not be enabled to make any representations, decisions, or binding agreements related to the action, and (3) not hinder the actions of or contradict Indemnitor's counsel.

        14. DISPUTE RESOLUTION.

             14.1 GENERAL. The following procedures shall be used to resolve any controversy or claim ("DISPUTE") as provided in this Agreement and shall be the exclusive means for settling disputes, if any. If any of these provisions are determined to be invalid or unenforceable, the remaining provisions shall remain in effect and binding on the parties to the fullest extent permitted by law.

        14.2 ARBITRATION

             (a) If a dispute has not been resolved by the parties within 10 business days after each party becomes aware of the potential dispute (or a longer period, as agreed to by the parties), the dispute may be settled by arbitration. The arbitration will be conducted in accordance with the procedures in this document and the Arbitration Rules for Professional Accounting and Related Services Disputes of the AAA ("AAA RULES"). In the event of a conflict, the provisions of this document will control.

             (b) The arbitration will be conducted before a panel of three arbitrators, regardless of the size of the dispute, to be selected as provided in the AAA Rules. Any issue concerning the extent to which any dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators. No potential arbitrator may serve on the panel unless he or she has agreed in writing to abide and be bound by these procedures.

             (c) Unless provided otherwise in the Agreement, the arbitrators may not award non-monetary or equitable relief of any sort. They shall have no power to award (i) damages inconsistent with the Agreement or (ii) punitive damages or any other damages not measured by the prevailing party's actual damages, and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction.

             (d) No discovery will be permitted in connection with the arbitration unless it is expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

             (e) All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.

             (f) The result of the arbitration will be binding on the parties, and judgment on the arbitrators' award may be entered in any court having jurisdiction.


       15.    GENERAL PROVISIONS.

             15.1 GOVERNING LAW AND JURISDICTION. This Agreement will be governed by and construed under the laws of the State of California, without reference to conflict of law principles. The parties hereby expressly consent to the exclusive jurisdiction and venue of the federal and state courts within the State of California to adjudicate any dispute arising out of this Agreement.

             15.2 INDEPENDENT CONTRACTORS. The relationship of the parties established by this Agreement is that of independent contractors, and nothing contained in this Agreement should be construed to give any party the power to direct and control the day-to-day activities of any of the other parties. All financial and other obligations associated with each party's business are the sole responsibility of such party.

             15.3 PARTNERSHIP. During the term of this Agreement, should the term "partnership," "Partner" or "EYC" be used to describe the cooperative marketing and sales relationship, each party agrees to make it clear to third parties that these terms refer only to the spirit of cooperation between the parties and do not describe or create the legal status of partners or joint venturers.

             15.4 NOTICES. All notices, demands or consents required or permitted under this Agreement shall be in writing. Notice shall be considered delivered and effective when (a) personally delivered; (b) the day following transmission if sent by telex, telegram or facsimile followed by written confirmation by registered overnight carrier or certified United States mail; or
(c) one (1) day after posting when sent by registered private overnight carrier (e.g., DHL, Federal Express, etc.); or (d) five (5) days after posting when sent by certified United States mail. Notice shall be sent to the parties at the addresses set forth on the first page of this Agreement or at such other address as shall be given by a party to any other in writing.

             15.5 FORCE MAJEURE. Nonperformance of either party will be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts, orders or restrictions, or any other reason where failure to perform is beyond the control and not caused by the negligence of the non-performing party.

             15.6 ASSIGNMENT. Neither party may assign this Agreement or assign any of its rights or delegate any of its obligations under this Agreement, whether by operation of law or otherwise, without the prior express written consent of the other party. Notwithstanding the foregoing, it is expressly understood that (i) Corio may assign this Agreement without consent to a successor to all or substantially all of its business assets to which this Agreement relates, provided that such successor agrees to be bound by all of the provisions of this Agreement; and (ii) (a) this Agreement is being entered into by the consulting services division of EY, as the same may hereafter be constituted as an entity separate from EY, (b) EY may transfer its consulting services division into a limited liability company, corporation or other entity separate from EY, (c) EY may thereafter sell, transfer or otherwise assign its interest in such entity to Cap Gemini, and (d) this Agreement may be assigned to any of the foregoing specified entities as a successor to the business and assets of the consulting services division of EY upon written notice to Corio, but without any required consent of Corio, provided that the successor (including, in the case of any sale, transfer or assignment to Cap Gemini, Cap Gemini and all of its affiliated companies) agrees to be bound by all of the provisions of this Agreement, the Investors Rights Agreement, and the Warrant Rights Agreement. Any attempted assignment in violation of this Section 15.6 is null and void. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their respective successors and permitted assigns.

             15.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

             15.8 SEVERABILITY. If any provision or part of this Agreement is found to be invalid, unlawful or unenforceable, such provision or part will be severed from this Agreement and the remainder of the provisions, terms and conditions of this Agreement will continue to be valid and enforceable. The parties shall make reasonable and good faith efforts to amend any severed provision or part of this Agreement so as to preserve the intentions of the Agreement as much as possible.

             15.9 WAIVER AND AMENDMENT. No modification, amendment, or waiver of any provision of this Agreement shall be effective unless in writing and signed by the party to be charged. No failure or delay by either party in exercising any right, power or remedy under this Agreement, unless specifically provided herein, shall operate as a waiver of any such right, power or remedy.

             15.10 ENTIRE AGREEMENT. Each of the parties acknowledges that it has read this Agreement, understands it, and agrees to be bound by its terms. This Agreement (including the attached Exhibits) is the complete agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements or representations, written, or oral, concerning the subject matter of this Agreement.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"CORIO"                                        "EYC"
By:                                            By:
   -----------------------------                  ------------------------------

Name:                                          Name:
     ---------------------------                    ----------------------------

Title:                                         Title:
      --------------------------                     ---------------------------

Date:                                          Date:
     ---------------------------                    ----------------------------

                                   EXHIBIT A-1

                         CORIO SERVICES AND THE PRDUCTS

- Products:

- Catalyst

- Changepoint Application Software

- Clear Commerce

- Cognos

- CommerceOne (including MarketSite)

- CyberSource

- E.piphany

- MOAI Technologies

- Peoplesoft HR, Financials, Distribution, and Manufacturing

- Portal

- Requisite

- SAP applications

- Selectica

- Siebel CRM, SFA, Call Center

- StarOffice

- Yantra

                                  EXHIBIT A-2

                         ECOMMERCE AND OTHER REFERRALS

APPLICATIONS:

Broadvision

Clarify

Microsoft Site Server Commerce Edition

Microsoft TransPoint e-Bills

Microsoft BizTalk

Microsoft Exchange

Microsoft Office

Niku

                                   EXHIBIT A-3

                            CRM REFERRAL APPLICATIONS



APPLICATIONS:

Siebel Workgroups

                                    EXHIBIT B

                    EYC SERVICES AND THE VALUE ADDED SOLUTION

               EYC Services and the Value Added Solutions include, but are not limited to the following:

               - Software implementation services for Products

               - Business process outsourcing services in the areas of
                 accounting, human resources, order management, and procurement

               - eCommerce strategy and related consulting services

               - Custom systems development

                                    EXHIBIT C

                     COMPENSATION, DISCOUNTS AND INCENTIVES



               EYC agrees that its sole compensation for the performance of its marketing and promotion obligations established under this Agreement shall be the requirement of Corio to provide the following discounts or equivalent value to all EYC referred customers or to EYC, as mutually determined by the parties. EYC referrals will be counted towards the discounts provided they meet the following requirements: (i) EYC and Corio mutually agree that EYC personnel have had substantial involvement in the Customer acquisition process; or (ii) the Customer is already an existing audit, tax, consulting or other client for whom EYC, EY or any of its affiliates has performed services in the prior twelve (12) months and where EYC and Corio mutually agree that the EYC relationship and/or EYC's employees' involvement has substantially influenced the sale of the Corio Services.

        - When Corio contracts directly with the customer:

           - If the initial net price Corio and EYC negotiate with the customer is between eighty (80) and ninety (90) percent of Corio's then-current list price (excluding any offerings of Corio that are "Express" or are in any other aspect the subject of another discount of any other form) for the Corio Services, the customer shall be entitled to an additional discount of three percent (3%) off that applicable list price, unless otherwise mutually agreed by the parties that Corio will provide the equivalent value in a payment to EYC.

           - If the initial net price EYC negotiates with the customer is greater than ninety (90) percent of Corio's then-current list price (excluding any offerings of Corio that are "Express" or are in any other aspect the subject of another discount of any other form) for the Corio Services, the customer shall be entitled to an additional discount of five percent (5%) off that applicable list price, unless otherwise mutually agreed by the parties that Corio will provide the equivalent value in a payment to EYC.

           - Regardless of the scenario, the parties shall mutually agree upon such other terms as payment frequency and amounts, as necessary.

                                    EXHIBIT D

                   JOINT MARKETING AND PROMOTIONAL ACTIVITIES

               A. MARKETING PLAN. Within thirty (30) days of the Effective Date the parties shall mutually develop and agree upon a joint marketing and sales plan that will include, at a minimum, proposed activities, resources and budgets (the "Marketing Plan"). Quarterly, Corio, the EYC Corio Focus leader, and the leaders of each EYC business unit will meet to review the EYC account, the opportunities for Corio Services, and the account plans to realize opportunities.

               B. ACTIVITIES. The parties shall participate in joint marketing and promotion activities as set forth in the Marketing Plan. Both parties agree to provide the other with appropriate sales tools (e.g., slide presentations, marketing collateral, etc.) to better enable each firms' sales force to sell the Solutions.

               C. INTEGRATION. From time to time, the parties may wish to perform certain development activities to integrate their respective Solutions. If so, the parties shall negotiate in good faith the terms and conditions under which such activities will be performed.

               D. PRESS RELEASE. Within two weeks of the date hereof, the parties shall release a joint press release to describe the relationship described in this Agreement. Neither party shall make any press release or public statement regarding this Agreement or the relationship described herein without the prior written approval of the other party. Further, each party may use the name of the other party in product brochures and financial reports indicating the relationships contemplated by this Agreement. Any use beyond the foregoing shall be subject to the prior written approval of the other party.

               E. WEB PAGE LINKS. Each party may display the Marks of the other party on an appropriate area of such party's Web site indicating its business associates and strategic alliances. Such display will be subject to the terms and conditions mutually agreed upon by the parties.

               F. PROMOTIONAL MATERIALS. Each party shall, at its own expense, promptly provide the other party with marketing and technical information concerning its Solution as well as reasonable quantities of brochures, instructional material, advertising literature, and other product data.

               G. ASSISTANCE IN TECHNICAL PROBLEMS. Each party shall provide a reasonable amount of technical support to the other party and its customers regarding any technical problems relating to the functioning and use of such party's Solution.

               H.     RELATIONSHIP MANAGERS.
                      The EYC Corio Focus Manager shall be: Jim Musca

                      The Corio EYC Alliance Manager shall be: Arthur Chiang

                      The EYC Relationship Manager shall be:  Brad Callahan

                                    EXHIBIT E
                                      RULES

             A. OPPORTUNITY TO LEAD PROCESS


                A.1. Opportunity. EYC senior executives, salespersons and other staff should be developing account plans and identifying Migration and New ASP opportunities with customers. Corio Marketing shall provide tools to EYC so that EYC can identify, qualify, and sell opportunities. Once an EYC senior executive, salesperson or other staff has identified an opportunity, that person shall inform the EYC Corio Focus Leader who shall help in qualifying the opportunity and who will also inform the Corio EYC Alliance Manager of the opportunity. The Corio Alliance Manager shall work with Corio Marketing and Sales to review the opportunities Corio finds from each direct marketing efforts, and review these opportunities with the EYC Corio Focus Leader to see if these customer opportunities are EYC customers. On a weekly basis, the EYC Corio Focus Leader and the Corio Alliance Manager shall review the leads of each company, the leads EYC and Corio are jointly pursuing, and the joint customers that are being implemented or maintained.

                A.2. Qualify. After EYC has done a preliminary qualification of an EYC opportunity, the EYC Corio Focus Leader shall contact the Corio EYC Alliance Manager. The Corio EYC Alliance Manager will contact the appropriate Corio Personnel to assist the EYC Partner to qualify the opportunity. This qualification process shall include a hosting requirements and feasibility assessment by Corio Operations. Both Corio and EYC understand and agree that as members of the two respective organizations begin to develop relationships, Corio and EYC members will begin to contact each other directly. It is the responsibility of the EYC Corio Focus Leader and the Corio EYC Alliance Manager to build the internal processes to manage communications with their respective organizations and communicate the relevant activities of their respective organizations to the other party.

                A.3. Selling Opportunities Found By Corio. After EYC makes Corio aware that an opportunity found by Corio is a current EYC customer, EYC shall use commercially reasonable efforts to provide the necessary and appropriate EYC personnel to assist the Corio Sales Team to close the opportunity. For opportunities found by Corio before the sales process commences, Corio shall decide with EYC whether EYC or Corio shall have the lead role in the sales process and what EYC's role will be post sales. In these situations, Corio shall take into consideration EYC's experience with the customer, EYC's value add, and other EYC contributions. Corio shall have the final decision regarding each party's roles and responsibilities. Regardless of EYC's role, EYC shall use commercially reasonable efforts to assist Corio in closing the opportunity.


                A.4. Selling Opportunities Found By EYC. Corio shall use its commercially reasonable efforts to provide the necessary and appropriate Corio personnel to assist EYC to close the opportunity. The remainder of this exhibit refers to Opportunities found by EYC and referred to Corio or when Corio has decided to have EYC be the primary account manager.


             B. LEAD TO CLOSE PROCESS

                B.1. Proposal. As EYC develops its proposals for its Value Added Solution and Corio Services, EYC shall work with the Corio Alliance Manager and the Corio Sales Representative to include the appropriate Corio personnel to help scope and define properly the project effort and shall include Corio personnel in the proposal process. The proposal process shall include, without limitation, sharing customer requirements and other information, describing customizations, providing information to determine the time and cost to set-up hosting, and providing access to the relevant customers to gather necessary information. Corio shall communicate these time and cost estimates to EYC. Before submitting a proposal that includes Corio Services to a customer, EYC shall first review the proposal with the Corio EYC Alliance Manager and Corio Operations and obtain their sign-off. EYC shall not submit any proposal that includes Corio Services without the sign-off of the Corio EYC Alliance Manager and Corio Operations.

                B.2. Contracts. While EYC shall have the primary account manager relationship with the customer, the customer will contract directly with Corio for Corio Services.

              C. CLOSE TO HOST

                C.1. Process and Application Implementation. Unless the parties otherwise mutually agree, EYC shall have the primary account manager relationship with the customer. Corio shall have involvement during the application implementation to facilitate the hostability of the Value Added Solution. This Corio involvement shall include at least one full time person from Corio operations who, on an ongoing basis, will provide input to the EYC team and liaison to Corio. The billable hours per week of involvement of the necessary Corio personnel shall be determined during the proposal process so that EYC or Corio can include them in the proposal to the customer. At Corio's option, the EYC engagement manager shall include the Corio hosting manager in the EYC project team processes including, team meetings, status reports, and customer meetings. The EYC engagement manager and the Corio hosting manager shall meet weekly to review project status. Corio shall also perform a hostability audit when a project's initial design document is completed. EYC acknowledges that in every engagement using Corio Services, Corio will require a hostability audit after the initial design is complete. If the audit identifies hostability issues, the EYC team shall use commercially reasonable efforts to resolve the hostability issues, assist Corio to negotiate with the customer for higher fees for Corio Services, or provide EYC personnel to assist Corio's customer service department ("Corio Client Services") in addressing the additional service requirements that result from not being able to resolve the hostability issues uncovered during the audit.

                C.2 Hosting. When the customer has signed off on final integration/acceptance, Corio shall perform another hostability audit. EYC acknowledges that Corio will require a hostability audit after final integration/acceptance. If the audit identifies hostability issues, the EYC team shall use commercially reasonable efforts to resolve the hostability issues, assist Corio to negotiate with the customer for higher fees for Corio Services, or provide EYC personnel to assist Corio Client Services in addressing the additional service requirements that result from not being able to resolve the hostability issues uncovered during the audit. After a successful audit, Corio shall activate the customer.

                C.3. Stabilization to Production. EYC, the customer, and Corio shall have a production acceptance meeting.

             D. MAINTAIN


                Corio shall provide application/system support through Corio Client Services as part of Corio Services. During the first ninety days of the maintenance period, the EYC team shall provide first level support to Corio Client Services including issues involving configuration, business processes, customizations, and reports and make themselves available to the customer and Corio Client Services. After the ninety (90) day period, EYC shall designate and make available at least one FTE to assist Corio Client Services for the remainder of the hosting contract. EYC and Corio may mutually determine to have EYC designate and make available additional personnel depending upon the number and complexity of the customizations. The specific number of EYC personnel shall be determined during the proposal process or during the hostability audits. Corio Client Services shall provide a monthly report to the Corio EYC Alliance Manager who shall review the customer information with the EYC Corio Focus Leader. As Corio prepares a customer for an upgrade, Corio shall notify EYC so that EYC can determine whether it shall propose its Value Added Solution for the upgrade process.

                                    EXHIBIT F
                                     SUPPORT

               Corio will offer support on a time and materials basis to EYC as it implements the Value Added Solution for customers who will be using the Corio Services. Corio's objective is to assist EYC in implementing the Value Added Solution and to ensure that Corio can effectively and efficiently host and maintain the Corio Services for the Customer.

              - Hostability Audit when the initial implementation design has been developed. Corio will provide input on whether the design is within Corio's standard footprint and whether the system will be hosted based on standard rates. At this time, Corio will also identify potential areas that are considered out of the footprint as well as identifying the uplift costs for hosting and maintaining the customizations.

              - Hostability Audit when the customer has signed off on the final integration/user acceptance testing. Corio will confirm that the system is within the original design and that Corio is prepared to host the customer. If customizations were made and agreed to by the customer, Corio and EYC, Corio will confirm the original estimate to host the customer or the new estimates associated with the change orders that occurred when the customer was notified of the customizations necessary.

              - Customer activation will provide connectivity support. In addition, Corio will interface with the customer for application setup and maintenance (related to number of instances, refreshes, updates, backups, patches and fixes, reference builds).

              - At least one FTE from Corio Hosting Implementation Services Team who will provide input to the EYC team and be a liaison to Corio.

              - Corio customer support will field most of the calls from partners and customers concerning implementation and system issues not related to connectivity. This support will begin once connectivity is complete. Any time prior to the production "go-live" date with the customer, and for ninety (90) days thereafter, Corio will refer all such calls to the EYC implementation team for resolution by EYC.

                                    EXHIBIT G

                       NON-EXCLUSIVE PRODUCTS AND SERVICES



Products

  - Documentum

  - Extricity

  - FirstSource

  - Great Plains

  - Habama

  - IBM

  - I-Carian

  - IPNet

  - Lawson

  - Lotus Notes (Domino, Raven and related products)

  - Netscape

  - Network Associates

  - SalesLogix

  - ServiceSoft

  - Usentric

                                    EXHIBIT H

                             EXISTING EYC AGREEMENTS

                                    EXHIBIT I
                       POTENTIAL COMBINATION APPLICATIONS

APPLICATIONS

Great Plains

Lawson